EXHIBIT 23.2

[LETTERHEAD OF CROWE CHIZEK AND COMPANY LLC]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Rome Bancorp, Inc. on Form S-8 of our reports dated March 3, 2006 on the consolidated financial statements of Rome Bancorp, Inc. and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of Rome Bancorp, Inc. for the year ended December 31, 2005.

/s/ Crow Chizek and Company LLC
Crow Chizek and Company LLC

Cleveland, Ohio
May 3, 2006